LightPath Technologies, Inc. 8-K

Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of December 23, 2014 is between AVIDBANK (“Bank”), and LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower and Bank are party to that certain Loan and Security Agreement dated as of September 30, 2013 and as amended from time to time (the “Original Agreement”). The parties desire to amend and restate the Original Agreement in accordance with the terms of this Agreement, and set forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.

Definitions, Accounting and Other Terms; Amendment and restatement

1.1

Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Balance” means, at any time, the aggregate of the Receivable Amounts of all Financed Receivables at such time, as reflected on the records maintained by Bank.

“Account Debtor” means as defined in the Code and shall include, without limitation, any person liable on any Financed Receivable, such as, a guarantor of the Financed Receivable and any issuer of a letter of credit or banker’s acceptance.

“Adjustment” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Financed Receivable.

“Advance” shall have the meaning set forth in Section 2.1(a)(i) of this Agreement.

“Advance Rate” means eighty percent (80%), net of any offsets related to each specific Account Debtor, or such other percentage as Bank may determine in its sole discretion.

“Affiliate” of any Person means a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, and, for any Person that is a limited liability company, that Person’s managers and officers.

“Applicable Rate” means the per annum rate equal to the Prime Rate plus three percent (3.0%).

“Bancontrol Account” shall have the meaning set forth in Section 2.1(a)(v) of this Agreement.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrower’s Knowledge” and terms and phrases of similar import, whether or not capitalized, means (i) actual knowledge, awareness or belief possessed by the executive officers and directors of Borrower, and (ii) the knowledge, awareness or belief that the executive officers and directors would have possessed by using reasonable care and diligence under the circumstances.

“Business Day” means any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Reserve” means for any Financed Receivable which has been paid in full during any particular month, the amount by which the amount(s) paid on such Financed Receivable exceeds the Advance made on such Financed Receivable.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction..

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the properties, rights and assets of Borrower described on Exhibit A.

“Collateral Handling Fee” shall have the meaning set forth in Section 2.4(b) of this Agreement

“Collections” means all funds received by Bank from or on behalf of an Account Debtor with respect to any Accounts.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means any Advance or any other extension of credit by Bank for Borrower’s benefit.

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“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)

Accounts that the Account Debtor has failed to pay within ninety (90) days of invoice date;

(b)

Accounts with respect to which the Account Debtor is an officer, employee, or agent of Borrower;

(c)

Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the Account Debtor may be conditional;

(d)

Accounts with respect to which the Account Debtor is an Affiliate of Borrower;

(e)

Accounts with respect to which the Account Debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f)

Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, except for Accounts of the United States if the payee has assigned its payment rights to Bank, the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. Section 3727), and such assignment otherwise complies with the Assignment of Claims Act to Bank’s reasonable satisfaction in the exercise of its reasonable credit judgment;

(g)

Accounts with respect to which Borrower is liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower or for deposits or other property of the Account Debtor held by Borrower;

(h)

Accounts that have not yet been billed to the Account Debtor or that relate to deposits (such as good faith deposits) or other property of the Account Debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(i)

Prebillings, retention billings, progress billings or bonded receivables;

(j)

Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k)

Accounts for which the Account Debtor has not been invoiced; or

(l)

Accounts which Bank reasonably determines to be unsatisfactory for inclusion as an Eligible Account.

“Eligible Foreign Accounts” means Accounts with respect to which the Account Debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, reasonably acceptable to Bank, (ii) covered in full by credit insurance reasonably satisfactory to Bank, or (iii) that Bank approves on a case-by-case basis.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning set forth in Section 8 of this Agreement.

“Facility Amount” means One Million Dollars ($1,000,000).

“Fees” means the Finance Charges, the Facility Fee, Collateral Handling Fees, Recovery Fees, and any other fees and charges set forth in Section 2 of this Agreement.

“Finance Charge” has the meaning as set forth in Section 2.3(a) of this Agreement.

“Financed Receivables” means all those Eligible Accounts and any other Accounts which Bank finances and makes an Advance, as set forth in Section 2.1 of this Agreement, including their proceeds. A Financed Receivable stops being a Financed Receivable (but remains Collateral) when the Advance made for the Financed Receivable has been fully paid.

“Financed Receivable Balance” means the total outstanding gross face amount of the Eligible Account underlying any Financed Receivable, at any time.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

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“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, any guarantees by third parties, and any other present or future agreement entered into in connection with this Agreement (including the Lockbox Agreement), or any other credit facilities or services provided by Bank to Borrower (including pursuant), all as amended, restated, or otherwise modified from time to time.

“Lockbox Agreement” means that certain Lockbox Service Agreement between Borrower and Bank dated as of August 6, 2013, as amended, restated or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all letters of credit of which Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)

Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)

Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)

Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness (excluding such Indebtedness in favor of Bank) does not exceed $250,000 in the aggregate at any given time;

(d)

Subordinated Debt;

(e)

Indebtedness incurred in connection with the terms of any lease agreement for facilities to which Borrower or its foreign Subsidiary is currently a party to or any lease agreement hereinafter entered into by Borrower or its foreign Subsidiary in the ordinary course of business, including, but not limited to any tenant improvements; and

(f)

Indebtedness incurred in connection with the extension, renewal or refinancing of the Indebtedness described in clauses (a) through (e) above, provided that the principal amount of the indebtedness being extended, renewed or refinanced does not increase or the terms modified do not impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

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“Permitted Investment” means:

(a)

Investments, including the ownership of Shares, existing on the Closing Date and disclosed in the Schedule; and

(b)

(i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Borrower’s money market accounts at Bank or disclosed in the Schedule (provided that such accounts are subject to account control agreement(s) in form and substance satisfactory to Bank).

“Permitted Liens” means the following:

(a)

Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)

Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)

Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment or (iii) upon or in any equipment which was leased by Borrower as disclosed in the Schedule or is leased hereafter; and

(d)

Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, that appears in The Wall Street Journal from time to time, whether or not such announced rate is the lowest rate available from Bank. If the Prime Rate is no longer published in the Wall Street Journal or is otherwise no longer available, Bank will choose a new index within its reasonable discretion that is determined by the Bank to be based upon comparable information.

“Receivable Amount” means the amount due from the Account Debtor with respect to an Eligible Account after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Recovery Fee” means for each item of Collections which Borrower has failed to remit as required by the Agreement, a fee equal to the lesser of $5,000 or 5% of the amount of such item, but in no case less than $1,000.

“Refundable Reserve” means, for any month end, the sum of (i) the total of the Cash Reserves as to all Financed Receivables as of such month end, plus (ii) the amount of Collections received by Bank during such month with respect to Accounts other than Financed Receivables and not previously remitted to Borrower, minus (iii) the total of all outstanding Fees, Adjustments, any overadvanced amount, Bank Expenses, and all Collections received by Borrower that were not in compliance remitted to Bank pursuant to Section 2.1(a)(v). The Refundable Reserve is a book balance maintained on the records of Bank (and not a segregated fund, or the property of Borrower).

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“Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer or Controller of Borrower.

“Revolving Maturity Date” means the first anniversary of the Closing Date.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” is the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower or any Subsidiary of Borrower, in any direct or indirect Subsidiary.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” shall have the meaning set forth in Section 7.1 of this Agreement.

1.2

Accounting and Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

1.3

Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement and all security agreements entered into in connection therewith are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement; provided however the parties acknowledge and agree that that certain Intellectual Property Security Agreement between Borrower and Bank dated as of September 30, 2013 is, upon the effectiveness of this Agreement, terminated and of no further force or effect; and Bank shall return to Borrower any pledged Shares in Bank’s possession to Borrower. All filings and financing statements filed in connection with the Original Agreement and continue to perfect Bank’s Lien in the Collateral. All promissory notes and other instruments delivered to Bank in connection with the Original Agreement are hereby confirmed and ratified and shall continue to apply to all Obligations under this Agreement. Borrower acknowledges and agrees that the Lockbox Agreement is in full force and effect as of the date hereof, and Section 12 of the Lockbox Agreement is deleted in its entirety and of no further force or effect.

2.

Loan and Terms of Payment

2.1

Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon together with any fees and Finance Charges as and when due in accordance with this Agreement. Borrower shall use, and authorizes Bank to apply, the proceeds from the initial Advance to repay the existing obligations owing under the Original Loan Agreement.

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(a)

Financing of Accounts.

(i)

Availability. Subject to the terms of this Agreement, Borrower may request that Bank finance specific Eligible Accounts. Bank may, in its sole discretion in each instance, finance such Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the Receivable Amount (the “Advance”). Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis. When Bank makes an Advance, the Eligible Account becomes a “Financed Receivable.” The aggregate face amount of all Advances outstanding at any time may not exceed the Facility Amount. Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances and all Obligations related thereto under this Section 2.1(a) shall be immediately due and payable. Borrower may prepay any Advances.

(ii)

Borrowing Procedure. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or email no later than 2:00 p.m. Pacific Time, on the Business Day that is one day before the Business Day the Advance is to be made. Each such notification shall include an Advance Request Form in substantially the form of Exhibit B hereto. Borrower will deliver copies of invoices with respect to each Eligible Account being requested for financing (including the Account Debtor’s, name, address, invoice amount, invoice date and invoice number), and all supporting documents and agreements, plus transaction files for all invoices and a payment application in an electronic format reasonably acceptable to Bank for processing. In addition, upon Bank’s request, Borrower shall deliver to Bank any contracts, purchase orders, or other underlying supporting documentation with respect to such Eligible Account. Documents received by 2:00 p.m. Pacific Time on accounts acceptable to Bank will be processed on the following Business Day. Documents received after then will be processed within two Business Days. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer. Bank shall be entitled to rely on any facsimile or email notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1 to Borrower’s deposit account at Bank.

(iii)

Account Verification; Notification/Collection. Bank may, at its option, conduct a credit check of the Account Debtor for each Eligible Account requested by Borrower for financing hereunder to approve any such Account Debtor’s credit before agreeing to finance such Eligible Account. Bank may also verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts (including confirmations of Borrower’s representations in Section 5.4 of this Agreement) by means of mail, telephone or otherwise, either in the name of Borrower or Bank from time to time in its sole discretion. Bank may notify any Account Debtor of Bank’s security interest in the Borrower’s Accounts and verify and/or collect them.

(iv)

Bank’s Discretion. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated by Bank at any time, and Bank is not obligated to finance any Eligible Accounts. Bank and Borrower hereby acknowledge and agree that Bank’s agreement to finance Eligible Accounts hereunder is discretionary in each instance. Accordingly, there shall not be any recourse to Bank, nor liability of Bank, on account of any delay in Bank’s making of, and/or any decline by Bank to make, any loan or advance requested hereunder. Bank may deduct fees, Bank Expenses, Advances which become due, and other amounts due pursuant to this Agreement from any Advances made or Collections received by Bank.

(v)

Lockbox. Borrower shall cause all Account Debtors to wire any amounts owing to Borrower to one or more restricted accounts (each, a “Bancontrol Account”) as Bank shall specify, and to mail all payments made by check to a post office box under Bank’s control. All invoices shall specify such post office box as the payment address. Bank shall have sole authority to collect such payments and deposit them to the Bancontrol Account.

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(vi)

Application of Collections. Within two (2) Business Days of Bank’s receipt of any Collections, Bank will credit Collections with respect to Financed Receivables to the Account Balance. If no Event of Default has occurred and is continuing, Bank agrees to credit the Refundable Reserve with the amount of Collections it receives with respect to Accounts other than Financed Receivables; provided that upon the occurrence and during the continuance of any Event of Default, Bank may apply all Collections to the Obligations in such order and manner as Bank may determine. Bank has no duty to do any act other than to turnover such amounts as required above. If an item of Collections is not honored or Bank does not receive good funds for any reason, the amount shall be included in the Account Balance as if the Collections had not been received and Finance Charges shall accrue thereon. Unless an Event of Default has occurred and is continuing, Bank shall refund to Borrower after the end of each month, the Refundable Reserve, if positive, calculated for such month end. If the Refundable Reserve is negative, Borrower shall immediately pay such amount.

(vii)

Adjustments. In the event the representations and warranties in Section 5.4 with respect to a Financed Receivable is breached or in the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Bank and shall resolve such disputes and advise Bank of any Adjustments; provided that in no case will the aggregate Adjustments made with respect to any Financed Receivable exceed 2% of its original Receivable Amount unless Borrower has obtained the prior written consent of Bank. Unless the Advance for the disputed Financed Receivable is repaid in full, Bank shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Bank, Borrower is to resell it for Bank’s account at Borrower’s expense with the proceeds made payable to Bank. While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Bank.

(viii)

Repayment. Borrower will repay each Advance, and all Obligations related thereto, on the earliest of: (a) the date on which payment is received on the Financed Receivable with respect to which the Advance was made, (b) the date on which the Financed Receivable is no longer an Eligible Account or the representations and warranties in Section 5.4 with respect to such Financed Receivable is breached, (c) the Maturity Date, (d) Bank’s demand for payment following an Event of Default, or (e) upon the occurrence of an Event of Default under Section 8.5 of this Agreement, immediately without notice or demand from Bank.

2.2

Power of Attorney. Borrower irrevocably appoints Bank and its successors and assigns as attorney-in-fact and authorizes Bank and its successors and assigns, regardless of whether there has been an Event of Default, to: (a) sell, assign, transfer, pledge, compromise, or discharge all or any part of the Financed Receivables; (b) demand, collect, sue, and give releases to any Account Debtor for monies due and compromise, prosecute, or defend any action, claim, case or proceeding about the Financed Receivables, including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses; (c) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document; (d) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors and notify all Account Debtors to pay Bank directly; (e) receive, open, and dispose of mail addressed to Borrower; (f) endorse Borrower’s name on checks or other instruments (to the extent necessary to pay amounts owed pursuant to this Agreement); and (g) execute on Borrower’s behalf any instruments, documents, financing statements to perfect Bank’s interests in the Financed Receivables and Collateral and do all acts and things necessary or prudent, as determined solely and exclusively by Bank, to protect, preserve, and otherwise enforce Bank’s rights and remedies under the Loan Documents, as directed by Bank.

2.3

Finance Charges, Payments, and Calculations.

(a)

Finance Charges. Borrower will pay an interest amount on each Financed Receivable Balance (each, a “Finance Charge” and collectively, the “Finance Charges”) which is equal to the Applicable Rate divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance. Immediately upon the occurrence of an Event of Default, the Applicable Rate will increase an additional five percent (5.0%) per annum. In the event the Prime Rate is changed from time to time hereafter, the Applicable Rate shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. Bank may deduct the accrued Finance Charges in calculating the Refundable Reserve.

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(b)

Payments. Bank may debit any of Borrower’s deposit accounts for payments or any amounts Borrower owes Bank hereunder, which shall not constitute a set-off. Any interest, fees or other charges not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

2.4

Fees and Expenses.

(a)

Facility Fee. On the Closing Date, Borrower shall, pay to Bank a facility fee equal to $9,375.00, which shall be fully earned and nonrefundable.

(b)

Collateral Handling Fee. Borrower will pay to Bank a collateral handling fee equal to 0.20% per Reconciliation Period of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year (the “Collateral Handling Fee”). The Collateral Handling Fee is charged on a daily basis and is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance. The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is repaid in accordance with Section 2.1 of this Agreement. Upon the occurrence of an Event of Default, the Collateral Handling Fee will automatically increase an additional 0.50%.

(c)

Late Fee. If any payment required hereunder is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.

(d)

Recovery Fee. If Borrower fails to remit any Collections to Bank pursuant to Section 2.1(a)(v), Borrower shall in each case pay to Bank the Recovery Fee for such Collections, and shall immediately deliver such payment to Bank in the form received, except for an endorsement to the order of Bank and, pending such delivery, shall hold such payment in trust for Bank.

(e)

Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

3.

Conditions of Loans

3.1

Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)

this Agreement;

(b)

a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement, along with certified copies of Borrower’s current formation documents;

(c)

good standing certificate(s) of Borrower;

(d)

an amendment filing with respect to Bank’s existing UCC National Form Financing Statement;

(e)

affirmation of guarantee duly executed by Geltech Inc.; and;

(f)

payment of the fees and Bank Expenses then due specified in Section 2.4 hereof;

(g)

such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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3.2

Conditions Precedent to all Credit Extensions. Bank’s agreement to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a)

receipt of the Advance Request Form;

(b)

Bank shall have (at its option) conducted the confirmations and verifications as described in Section 2.1(a) of this Agreement;

(c)

the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

(d)

in Bank’s reasonable discretion, there has not been any material impairment in the Accounts, general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3

Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

4.

Creation of Security Interest

4.1

Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).

4.2

Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3

Termination. This Agreement may be terminated prior to the Maturity Date by Borrower effective three (3) Business Days after written notice of termination is given to Bank and all Obligations have been repaid. If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as this Agreement has been terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

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5.

Representations and Warranties

Borrower represents and warrants as follows:

5.1

Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

5.2

Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3

Collateral. Borrower has good title to, has rights in, and the power to transfer, each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

5.4

Bona Fide Accounts. Borrower represents and warrants for each Financed Receivable that: (i) such Financed Receivable is an Eligible Account; (ii) Borrower is the owner of and has the legal right to sell, transfer, assign and encumber such Financed Receivable; (iii) such Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens; (iv) the correct amount is on the invoice submitted to Bank with respect to such Financed Receivable, (v) payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the invoice date; (vi) there are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount; (vii) Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings; and Borrower has not received written notice (or to Borrower’s Knowledge, oral notice) of actual or imminent Insolvency Proceeding of any Account Debtor of an Financed Receivable; and (viii) Bank has the right to endorse and/or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

5.5

Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6

Intellectual Property. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business and those exclusive licenses granted by Borrower and disclosed in the Schedule. Each of the Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and to Borrower’s Knowledge, no written claim has been made that any part of the Intellectual Property violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7

Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof; or, in the past five (5) years, changed its jurisdiction of formation, corporate structure, organizational type, or any organizational number assigned by its jurisdiction. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

5.8

Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency which would, if there were an unfavorable decision, has or could reasonably be expected to result in a Material Adverse Effect.

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5.9

No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10

Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11

Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower and each Subsidiary have complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower and each Subsidiary have not violated any material statutes, laws, ordinances or rules applicable to it.

5.12

Environmental Condition. None of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to Borrower’s Knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to Borrower’s Knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13

Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14

Subsidiaries. Except as set forth on the Schedule, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15

Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

5.16

Operating, Depository and Investment Accounts. As of the Closing Date, all of Borrower’s or any Subsidiary’s operating, depository and investment accounts maintained outside of Bank are listed on the Schedule (collectively, the “Permitted Accounts”). None of Borrower’s nor any domestic Subsidiary’s accounts are maintained or invested with a Person other than Bank, except as permitted under Section 6.8.

5.17

Full Disclosure. To Borrower’s Knowledge, no representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

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6.

Affirmative Covenants.

Borrower shall comply with all of the following:

6.1

Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2

Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3

Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) within thirty (30) days after the last day of each month, aged listings of accounts receivable and accounts payable, together with a deferred revenue listing; (b) as soon as available, but in any event within forty-five (45) days after the end of each month, a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto; (c) as soon as available, but in any event within forty five (45) days after the end of each quarter, a Borrower prepared consolidated and consolidating balance sheet, income, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form reasonably acceptable to Bank; provided, however, that the filing of such financial statements with the Securities and Exchange Commission through EDGAR will satisfy Borrower’s delivery obligations hereunder upon notice to Bank of such filings; (d) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; provided, however that the filing of such financial statements and opinion of an independent certified public accounting firm with the Securities and Exchange Commission through EDGAR will satisfy Borrower’s delivery obligations hereunder upon notice to Bank of such filings; (e) unless complete copies of the following are not available on EDGAR, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt; (f) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more, or any commercial tort claim (as defined in the Code) acquired by Borrower; (g) within 30 days following the end of each month, copies of all bank statements with respect to all accounts of Borrower or any Subsidiary maintained outside of Bank; and (h) such budgets, sales projections, operating plans, other financial information including information related to the verification of Borrower’s Accounts as Bank may reasonably request from time to time. For the avoidance of doubt, all information disclosed by Borrower, or any of its Subsidiaries, to Bank pursuant to this Section 6.3, shall be kept confidential by Bank in accordance with Section 12.9.

6.4

Audits. Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.

6.5

Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Hundred Thousand Dollars ($100,000).

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6.6

Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower

6.7

Insurance.

(a)

Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)

All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance insuring property located in the United States shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies issued to Borrower or its domestic Subsidiaries shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations. Notwithstanding the foregoing, (x) so long as no Event of Default has occurred that is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Million Dollars ($1,000,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property shall be of equal or like value as the replaced or repaired Collateral and shall be deemed Collateral in which Bank has been granted a first priority security interest, and (y) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. Borrower shall give Bank prompt written notice (which shall in no event be greater than ten (10) days following such occurrence) of the occurrence of any casualty affecting the Collateral or properties covered by the insurance policies required by this Section 6.7(b) or any portion thereof.

6.8

Operating, Depository and Investment Accounts. Borrower shall maintain and shall cause each of its domestic Subsidiaries to maintain its primary depository and operating accounts with Bank. For each operating, depository or investment account, including each Permitted Account, that Borrower maintains outside of Bank, Borrower shall either: (a) cause the applicable bank or financial institution at or with which any such account is maintained to execute and deliver an account control agreement or other appropriate instrument in form and substance reasonably satisfactory to Bank; or (b) maintain an account balance in each such Permitted Account in an amount not to exceed Ten Thousand Dollars ($10,000) at any given time.

6.9

Intellectual Property Rights.

(a)

Maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)

Borrower (i) shall give Bank not less than fifteen (15) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in the proceeds of such intellectual property rights to be registered by Borrower.

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6.10

Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.

Negative Covenants. Borrower will not do any of the following:

7.1

Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment.

7.2

Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); cease to conduct business substantially in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3

Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, provided however, that Borrower may acquire all or substantially all of the capital stock or property of another Person with prior notice to Bank (but without the prior written consent of Bank) if each the following conditions is applicable: (i) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (ii) such transactions do not result in a Change in Control, and (iii) Borrower is the surviving entity.

7.4

Indebtedness. Create, incur, guarantee, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5

Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or enter into any agreement with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6

Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and the aggregate amount of such repurchase does not exceed $100,000 in any fiscal year.

7.7

Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance reasonably satisfactory to Bank (provided however that Borrower and its Chinese Subsidiary may maintain accounts with foreign financial institutions that are not subject to an account control agreement in favor of Bank, consistent with past practices and in the ordinary course of business); or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8

Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; and (ii) transactions with Chinese Subsidiary pursuant to transfer pricing arrangements consistent with past practices and in the ordinary course of business.

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7.9

Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10

Collateral. Store the Collateral with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank has received a consent, waiver, acknowledgment, control agreement or other instrument or document duly executed by such third party in form and substance reasonably satisfactory to Bank.

7.11

Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.

Events Of Default.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1

Payment Default. If Borrower fails to pay, when due, any of the Obligations;

8.2

Covenant Default.

(a)

If Borrower fails to perform any obligation under Article 6 other than Section 6.1, 6.2, or 6.9, or violates any of the covenants contained in Article 7 of this Agreement; or

(b)

If Borrower fails or neglects to perform or observe any provision of Section 6.1, 6.2, or 6.9 or any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within twenty (20) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed an additional twenty (20) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3

Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4

Attachment. If any portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

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8.5

Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6

Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or which could reasonably be expected to have a Material Adverse Effect;

8.7

Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8

Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.9

Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

8.10

Guaranty. If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document, or if any of the circumstances described in Sections 8.3 through 8.8 occur with respect to any guarantor or becomes subject to any criminal prosecution, or any circumstances arise causing Bank, in good faith, to become insecure as to the satisfaction of any of any guarantor’s obligations under the Guaranty Documents.

9.

Bank’s Rights and Remedies

9.1

Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)

Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)

Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)

settle or adjust disputes and claims directly with Account Debtors for amounts, on terms and in any order that Bank considers advisable and notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

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(d)

Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)

Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)

Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)

Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)

place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(i)

credit bid and purchase at any public sale;

(j)

demand and receive possession of Borrower’s Books; and

(k)

exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof). Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2

Right of Set-Off. Borrower hereby grants to Bank, a lien, security interest and right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

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9.3

Power of Attorney. During the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney, without limitation to any other right of Bank under this Agreement, to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) notify all account debtors with respect to the Accounts to pay Bank directly; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (e) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (h) receive and open all mail addressed to Borrower for the purpose of collecting the Accounts; (i) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (j) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Bank’s interests in the Accounts and Collections and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (k) do all acts and things necessary or expedient, in furtherance of any such purposes; provided however Bank may exercise such power of attorney with respect to any actions described in clause (j) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.4

Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.6 of this Agreement or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5

Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; any loss or damage thereto occurring or arising in any manner or fashion from any cause; (b) any diminution in the value thereof; or (c) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6

No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7

Demand; Protest. Borrower waives, to the extent permitted by applicable law, demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

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10.

Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:

LightPath Technologies, Inc.

2603 Challenger Tech Ct., Suite 100

Orlando, FL 32826

Attn: Dorothy Cipolla

FAX: (407) 382-4007

Email: dcipolla@lightpath.com

with a copy to:

Baker & Hostetler LLP

200 South Orange Avenue, Suite 2300

Orlando, FL 32801

Attn: Jeffrey E. Decker, Esq.

FAX: (407) 841-0168

Email: jdecker@bakerlaw.com

If to Bank:

Avidbank

50 West San Fernando Street, Suite 850

San Jose, California 95113

Attn: Jon Krogstad

FAX: (408) 200-7399; (855) 208-1157

Email: jkrogstad@avidbank.com

11.

Choice of Law, Venue, Jury Trial Waiver and Judicial Reference. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

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WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure § 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.

General Provisions

12.1

Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2

Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3

Time of Essence. Time is of the essence for the performance of all obligations in this Agreement.

12.4

Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5

Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6

Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. Subject to Section 1.3 of this Agreement, all prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7

Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. Notwithstanding the foregoing, Borrower shall deliver all original signed documents requested by Bank no later than ten (10) Business Days following the Closing Date.

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12.8

Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9

Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans, provided that they are similarly bound by confidentiality obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.10

Patriot Act Notice. Bank hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes names and addresses and other information that will allow Bank, as applicable, to identify the Borrower in accordance with the Patriot Act.

12.11

Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER

LIGHTPATH TECHNOLOGIES, INC.

By:	/s/ J. James Gaynor

Name:	J. James Gaynor

Title:	President & CEO

BANK

AVIDBANK

By:	/s/ Jon Krogstad

Name:	John Krogstad

Title:	Senior Vice President